KIT digital, Inc. - Shareholder/Analyst Call
KIT digital, Inc. (NasdaqGS:KITD)

Shareholder/Analyst Call Transcript
Tuesday, September 20, 2011 11:00 AM ET
Call Participants
Executives	Call-in Q&A Participants
Alex Blum Chief Operating Officer	Darren Aftahi Northland Securities Inc., Research Division
Robin Smyth Chief Financial Officer and Corporate Director	Murray J. Arenson BGB Securities, Inc., Research Division
Gavin Campion President, Director and Member of Technology & Product Development Committee Kaleil D. Isaza Tuzman Chairman and Chief Executive Officer Scott Sahadi Chief Strategy Officer	Phil Anderson Pinnacle Fund Richard Fetyko Janney Montgomery Scott LLC, Research Division Robert Coolbrith ThinkEquity LLC, Research Division

KIT digital, Inc. - Shareholder/Analyst Call

Presentation

Operator
Good morning, and thank you for participating in KIT digital's conference call to discuss the company's recent financing and business outlook.

With us today are Kaleil Isaza Tuzman, the Chairman and CEO of KIT digital; Gavin Campion, KIT's President; Robin Smyth, the company's Chief Financial Officer; and Alex Blum, the Chief Operating Officer.

Following their remarks, we will open up the call for your questions. [Operator Instructions] Before the conclusion of today's call, I'll provide some important instructions regarding the forward-looking statements made by management during today's call. I would like to remind everyone that this call is available for replay during or through October 20, 2011, starting this afternoon at 3:00 p.m. Eastern Time. Also, a webcast replay is available on the company's website through www.kitd.com.

I would now like to turn the conference over to KIT digital's Chairman and CEO, Mr. Kaleil Isaza Tuzman. Please go ahead.

Kaleil D. Isaza Tuzman
Chairman and Chief Executive Officer
Thank you, operator. Good morning to everyone in the U.S. Good afternoon to those joining from Europe. Just in addition to the operator's comments, we have Scott Sahadi, our Chief Strategy Officer, who's also on the line, but is in transit given some client engagements, and will be on for the Q&A portion.

We invited you to join us today to talk about the public offering we closed, announced this morning, and provide you an update on our business outlook. Our sector providing the platform technology and support video experiences on browsers, smartphones, tablets, smart TVs, other connected devices, is experiencing very strong growth and momentum, driven by the ongoing proliferation of the devices themselves and broadband connectivity everywhere basically, 4G and LTE in production globally and the general shift in consumer behavior to on-demand and mobile premium content, as well as social media.

So we're finding that our KIT Video Platform and the surrounding professional services around the platform are quickly becoming a core vendor set, being asked to support multi-billion-dollar business plans and business units within large MSOs, telcos and major broadcasters, as opposed to something in the past that was more experimental and generally resonant within the client's R&D effort.

In our competitor set we're best placed to take advantage of this wave of opportunity, given that we have the largest set of reference-able accounts and deployments, and we have the deepest technology offering. We have the largest geographical and customer footprint, and we're the only public and, at this point, cash-generative company in this space, all of which makes large customers comfortable. We're also fortunate to have access to capital as a public company, which we took advantage of in the last several days in order to support our business plan and give greater comfort to these large clients and prospects, as capital adequacy and liquidity requirements become a more central topic in general as IP video and OTT deployments get larger and become more core elements of customer offering.

So as reported in the press release we issued this morning, we sold a total of 3.68 million shares, including the underwriters' exercised green shoe at a price of about -- at exactly $9.50 per share, for a total of approximately $35 million in gross proceeds and $32.3 million in net proceeds after deducting underwriting fees and expenses. This share offering, it's important to note, was anchored by a core group of our larger shareholders.

After the raise and after accounting for all capital outlays to date, and this includes all restructuring and integration expenses from past acquisitions, as well as the settlement of past acquisition earn outs that we completed at the end of Q2 and the beginning of Q3 and were paid out in Q3, and with no material non-operating outlays expected in the foreseeable future, but we've now reached the point of stasis after all of that at around $60 million in cash on our balance sheet, from which we intend to build going forward through cash flow from operations.

So pro forma of the raise we can confirm as well that we have 46.2 million shares outstanding. Again, the purpose of this raise was to fortify our net cash position to protect and enhance business opportunities with large clients and sales channel partners, many of whom are applying more strict net cash and balance sheet liquidity requirements to their "core vendors" in this uncertain macroeconomic climate. Our ability to access capital and react decisively and swiftly to this client and new business-driven need is a differentiator versus our smaller competitors and is appreciated by our commercial stakeholders. We are already experiencing tangible positive effects within these clients and client prospects. And given the size of the commercial opportunities in front of us, our largest IP video platform sales contracts have gone from basically 6 figures per annum a few years ago to 7 figures per annum over the last couple of years to now 8-figure per annum opportunities today. So given that, we believe even if one of the larger prospects we are in contention for were to close as a result of the enhanced comfort given by our now deeper balance sheet, the recently completed capital raise will be clearly accretive.

KIT digital, Inc. - Shareholder/Analyst Call

Already this week, we have closed a significant client renewal and up-sell, which Gavin will speak to, which we believe was supported by our capital markets activity at the margin and the movement from approximately $30 million of gross cash and $10 million of net cash -- remember, we had about $20 million of long-term debt prior to the raise -- to approximately $60 million of gross cash and a $40 million net cash position today, a very different position. In our view, this was a clear case of doing what was right for our business, being aware that it would be unpopular amongst some of our shareholders, particularly through a short-term outlook or prism. Our task as managers is to build a valuable, solid, long-term growth business, not to choreograph short-term stock appreciation or to avoid decisions that may cause us to take a short-term hit in this area. Contrary to some of the rumors we've heard, this raise was not completed to fund M&A activity or to support cash burn or to support working capital requirements. As a software company, we have slightly positive working capital requirement -- slightly positive working capital, should I say, as a reminder. We are now generating cash flow from operation, and this number is growing month by month. We believe the long-term benefits of this raise are clear in terms of its support for commercial activity, and that in a short period of time, the tangible and accretive impact will be visible for the investment community. We understand this has been frustrating for some of you. It's also been frustrating for us since we've been constrained with what we can say in the press release until this offering was finally closed. We'd now like to approach this call by addressing some of the questions we've heard from investors one-by-one in kind of an FAQ format. Then we'll wrap the call back with a quick backdrop by Gavin and Alex on some of our recent client wins and product announcements and recap of our guidance for the remainder of the year, as well as 2012, which we'll also cover in the Q&A.

Okay. So on to the FAQ. First question: If KITD is about to turn positive free cash flow -- and in fact, we are already at positive cash flow -- and has a net cash position on the balance sheet, why the need for more cash and why now?

Okay. In answer, certainly, we would've liked to wait longer before doing this raise and have our cash flow generation allow us to meet these vendor balance sheet thresholds over the course of several quarters without the need for outside capital. But in some cases, the desired balance sheet liquidity levels are much higher than we are at now or even a few quarters from now. For example, amongst the smart TV or consumer electronics manufacturers, it's not uncommon for core vendors to be required to have $100 million or more of available cash, given past experiences those companies have had in their supply chain.

Over time, we've talked our way out of some of the more onerous requirements, but at $10 million or so of net cash prior to this raise -- again, remember, we have $20 million of long-term debt -- there was really no way to avoid the reality that if we wanted to walk with the elephants, so to speak, and capture these larger business opportunities, we needed to simply get on with this capital infusion and get it done. It ultimately just wasn't realistic to expect the 8-figure OTT or over-the-top platform opportunities would go our way with our balance sheet as it was. And the rubber is hitting the road now and over the next few quarters, in terms of bidding processes and client decisions on core vendors. This is the moment in our industry.

We've been trying to avoid this capital raise for a while. Despite the jokes that are made to the contrary, we are very dilution-sensitive as a management team. We brought the vast majority of our ownership in the open market alongside you as investors, and we don't want to get diluted either. We looked at straight debt, convertible debt, Letters of Credit, et cetera. In the end, these options either did not accomplish the needs of net cash thresholds we were going for or were even more onerous in terms of dilution and painful than a straight equity rate. Finally, as a board, we decided that since this was clearly the right thing to do long term, We stopped trying to be cute and time the market. It became clear to us that if we waited, we were at risk of losing substantial commercial opportunities in front of us, and we would definitely lose out in the long run. Again, we had to choose not always the most expedient or the best thing to avoid criticism, but to deliver on what is best for the company. If anything, I think we can be rightly criticized for not anticipating the quickening pace of our commercial environment. We were a bit conservative in our prediction of the sales cycle around some of these large telco and MSO-driven OTT extensions, for example, nor did we anticipate the global anxiety and macroeconomic jitters that would happen at the same time as these projects are being decided and getting under way. So despite the flack received from certain shareholders, I think it's important once again to note that this raise has been seen as an unequivocal positive from our clients, our partners and our vendors. We have been saying to them, "We heard you regarding additional capitalization. We acted decisively and we took pain for you." As the client, you're our top priority, and I think this is the way you must run a business long term. This has also brought us real support and political capital in this commercial stakeholder base. And we believe that this confidence will allow us to secure greater opportunities that would otherwise have been beyond our reach.

All right. Next question we've received: Why $35 million? Why not more, why not less, to avoid dilution?

In answer, we were -- we've carefully weighed the pros and cons in terms of giving clients, client prospects and partners comfort regarding our balance sheet versus the upfront dilution involved, even though, again, we think this will be accretive when considering additional client wins it will support over time. We feel our stock price is at the lowest point it's been ever relative to our current business performance and prospects. So in putting forth the range of the raise originally at 3 million to 5 million shares, we wanted to give ourselves maximum flexibility, and we definitely could have raised more in this raise had we wanted to. But we ultimately were able to accomplish our end with all the stakeholders with a smaller raise, so that's what we did. Again, this raise is unlike our past financing. Its purpose is to strengthen our balance sheet without any planned consumptive use related to M&A activity, working capital or operating expenses. So from an enterprise value basis, there are virtually no dilutions upfront or at all, because the plan is for the cash to remain in the balance sheet. We are also, as I said, generating cash flow from operations, just not enough yet or quickly enough to establish the threshold in a timely manner that we needed to meet.

KIT digital, Inc. - Shareholder/Analyst Call

Although this does give me the opportunity to reiterate that we are on track to meet or exceed our target of at least $2.5 million of free cash flow per month by the end of the year, we are also on track to meet or exceed our Q3, which is about to be coming up at the end of the quarter here, as well as our full year 2011 guidance. As I'll address in a bit, we now have a positive upward bias on our 2012 guidance, given the impact of this raise and the larger deals we can now pursue, some of which are incremental to our previous 2012 business plan. Given that we just gave 2012 guidance a few weeks ago, and the world as a whole is in an anxious state over the possibility of a second recession, our board felt it's not prudent to formally revise our 2012 at this time. But as I said, we have a positive bias.

Okay. Next question that we've received: Why not wait until our cash flow performance drives up our stock price and do the raise then, or use debt instead?

Hey, Gavin, do you want to take this one? I probably have been speaking enough.

Gavin Campion
President, Director and Member of Technology & Product Development Committee
Yes, sure, I'm happy to. I think, as Kaleil mentioned previously, we explored different alternatives for several months, from straight debt, convertible debts, LCs, etc. And an equity capital infusion was the best amongst evils. And it was clearly not in the company's interest to continue to delay and try to time to the market, so to speak, so we bit the bullet. Despite the stock price and general global economic challenges we hear about every day in the news, our industry and our business in particular is experiencing strong momentum. And as such, we have done this raise from a position as we see it of commercial strength. The industry-wide evolution from traditional broadcast television, which is dominated by dedicated firmware and hardware, that evolution to modern multi-screen or over-the-top IP and multi-platform solutions is evidenced by the many broadcaster and MSO client wins we were able to report in Q2. It's also apparent in those that we're winning in Q3 and filling our pipeline for future quarters.

Today software systems like ours, which are powering IP video, make up only around 5% of the global video management market, where most of it is still served by dedicated hardware and firmware solutions. IP and software-based systems are projected by industry analysts to expand dramatically and constitute the vast majority of video management market by as early as 2020, representing an estimated $15 billion addressable market.

KIT is clearly on the forefront to garner a lion's share of this. But as I keep saying, it took a stronger cash position to give us the teeth that we need to do that. So in sum, raising capital at these stock levels, which as Kaleil said, we consider to be the cheapest on a relative basis since new management came in nearly 4 years ago, was a function of 3 recent significant developments in our business from our perspective. Firstly, over the last 2 or 3 quarters, we are seeing larger client opportunities coming to us more quickly than we anticipated, as OTT video deployments by major telcos, MSOs, CE manufacturers and broadcasters have quickly progressed through an experimental to core business initiatives around the world. Secondly, KIT digital is now increasingly recognized as the safety go-to vendor in this space, and has quickly become the major player as a primary versus secondary vendor. At the same time, being a safety vendor requires a balance sheet to match. And we've now been brushing up against large systems integrators who argue to clients that they should build things from scratch, even if it costs a lot more money. We are the only company with a real product offering to compete in this area and with large complex live client deployments. However, the only fly in the ointment – especially when, as Kaleil said, walking with elephants of large systems integrators — was our relatively weak cash position, which until now has been unresolved. Lastly, but equally importantly, the general anxiety in the global economic environment is driving large companies to apply greater scrutiny and liquidity requirements to their core vendors. This concern has been exacerbated by some undercapitalized smaller players in the market indeed going under over the last few years. Having a rock-solid balance sheet clearly favors us over smaller, unprofitable and less-capitalized competitors, puts us on a good footing with reference to the IBM or Accenture-like sales deals, and actually makes us a more viable subcontractor to these types of players in certain cases. For a while, we've been playing the dance of competing on occasion with the large SIs, whilst also subbing to them in other cases. They, too, have vendor liquidity requirements.

Back to you, Kaleil.

Kaleil D. Isaza Tuzman
Chairman and Chief Executive Officer
Thanks. Actually, Gav, maybe you can take this next question we've received as well. Is the turmoil in Europe affecting KIT digital's business? Are you experiencing a slowdown?

KIT digital, Inc. - Shareholder/Analyst Call

Gavin Campion
President, Director and Member of Technology & Product Development Committee
Sure thing. Well, our sector is endemically strong due to the factors Kaleil mentioned at the outset of the call, the proliferation of devices, broadband connections, the change in consumer behaviors and indeed the emerging markets leapfrogging. We have not experienced slowdowns for our products and services. But of course, we are aware of the concerns out there and read the papers like everyone else. Europe is the most advanced market overall, though, for IP video, given 4G/LTE levels, overall broadband connectivity, etc.

And our EMEA unit, which includes Middle East & Africa, has emerging markets growth characteristics in places like Eastern Europe, the Middle East and South Africa. So overall, I'm going to say we see things as on pace. Actually, for a while, we have felt more budgetary constraints in this area with customers in the U.S. than we have in Europe. In effect, this capital raise was addressed at the only area where we see macroeconomic turmoil potentially affecting our business, which is large clients’ and partners' requirements for balance sheet strength in their key vendors and partners. I think we've been over that already, so I'll pass back to you, Kaleil.

Kaleil D. Isaza Tuzman
Chairman and Chief Executive Officer
Thanks, Gavin. Now lastly, on the FAQ part of the call. Why didn't we as management anticipate these client liquidity requirements earlier on?

And I would say, in answer, it's a fair point. To some extent, we did anticipate them. But we were planning for and expecting that a few more quarters of cash generation will bring us where we needed to be with our balance sheet. If you look at analyst projections, we would generate $50 million or more in free cash flow in 2012, for example. However, the fact that our industry is maturing more quickly than anyone had anticipated, and as Gavin said, we are seeing client engagement transitioning from experimental projects to core multimillion-dollar deployment 8-figure type of deals for us, we didn't anticipate the pace, to be frank. We also didn't anticipate that it would coincide with the overall anxiety in the macroeconomic sphere, and what that means in terms of greater scrutiny on core vendor capitalization. So it's the confluence of that positive and negative dynamic globally that we could have anticipated better. We're probably a little bit more conservative than we could or should have been with respect to the pace of development in the industry.

So to wrap up, before handing over to Alex and Gavin for an operational update, I think it's important to mention once again, it's sometimes difficult to do what's right and sometimes admitting where you're wrong or admitting what you haven't anticipated so many as you could than doing what is expedient or popular kind of gets you over the near-term help. Actually, the problem I would argue is endemic to our national political environment right now, too, if you'll permit me a political commentary.

We believe that this was the right action over the long term for our company, and I know for certain that we are now better positioned today to win larger client opportunities tomorrow. We also know our smaller, direct competitors envy our position, and I'm sure that they are cheering at our current struggles communicating this to Wall Street. But we strongly believe that when we look back a few quarters from now, our judgment will be proven out with real client wins and it will ultimately have proven to have been an accretive exercise.

So now I'd like to turn the call back over to Gavin. Gavin and Alex Blum, our Chief Operating Officer, will provide an update on recent product initiatives. And as I mentioned before our CFO, Robin Smyth and our Chief Strategy Officer, Scott Sahadi, are also available for the Q&A session afterward. Although I believe Scott is catching a flight at any point now. Gavin?

Gavin Campion
President, Director and Member of Technology & Product Development Committee
Thanks, Kaleil. Well, we have a lot going on. As we mentioned, our sector is on fire at the moment, fire in a good way. As we announced the partnership with LG Electronics to provide a seamless service to global pay-TV operators that leverages KIT digital's industry-leading video platform solutions together with LG's innovative smart TV platforms. LG is also a perfect example—like many CE manufacturers—of what Kaleil spoke about earlier, a partner that it is very stringent about its vendors' liquidity. We also announced another Tier 1 client last week with Liberty Global. They engaged us to design, build and manage this new IP-based video on-demand and live streaming service called Horizon. The service is planned to be rolled out to more than 10 countries, and is up and live in only one country so far, the Netherlands. A lot of growth ahead here. Liberty Global is capitalizing on opportunities to boost customer retention rates and allow content partners to expand their reach through new channels. Our current iteration (pre-additional Horizon rollout) of our deployment with Liberty as the potential to get to 8-figure per annum-type figures.

In our industry overall, revenue from global OTT services were estimated at $1.9 billion in 2010, according to IMS Research. They project an average compounded annual growth rate of 32% through 2016, eventually reaching $16.4 billion. Given these trends and the growing number of clients like LG and Liberty Global, in the outer few years we anticipate client billings may even reach into the 9 figures on an annualized basis. To put this opportunity into perspective, by 2015, Cisco predicts that there will be more than 15 billion video-capable Internet-connected devices in use. This represents more than 2 devices per person on earth. And in aggregate, those connections will broadcast more than a year's worth of video every second.

KIT digital, Inc. - Shareholder/Analyst Call

Given the supporting vectors of more connected mobile and other devices, better broadband connectivity and changing behaviors around online media consumption, our sales pipeline has been steadily growing. And as we advance through the balance of the year, we continue to see opportunity for growth in client verticals that are undergoing major transitions to multiscreen IP video. This includes telcos, cable and satellite, pay-TV operators looking to deliver a competitive TV Everywhere initiative. This also includes device manufacturers who are acting as virtual network operators now.

The point of this is that we're seeing a strong pace of new client sales opportunities despite the general macroeconomic turbulence and anxiety in the financial markets. In addition, we are seeing strong predictable growth with existing clients, as they look to further optimize workflow and expand delivery to additional platforms and, indeed, to additional devices. For instance, we recently expanded our work with the British Sky Broadcasting to deliver and manage its new multi-platform TV service, which is called Sky Go. The new offering extends to the Sky Player platform, Sky's KIT digital-powered OTT platform, and the first of its kind in Europe, to new connected devices including iPhone, iPad and the Xbox 360. As you may know, we are indeed engaged with Sky across several territories. Acting as the backbone of the Sky Go service, the new platform provides a single integrated workflow for the management and delivery of live and on-demand video to multi-device platforms.

Along those lines, we just this week renewed for three years with AT&T for a fully-managed and run KIT platform for AT&T's U-Verse online service. Our AT&T team has been providing 24/7 dedicated end-to-end support for the U-Verse online platform for over three years already. Our new contract takes us through 2013. We are very excited that AT&T has reaffirmed their confidence in KIT, and our platform for such strategic service is going forward. And we believe our strong balance sheet is a part of that confidence. We expect more exciting news from this and other accounts indeed in the very near future.

I'm now going to turn over to Alex to discuss some of our exciting and recent product launches. Alex?

Alex Blum
Chief Operating Officer
Thank you, Gavin. A key element that's helped us with these new major wins is our highly anticipated next-generation cloud-based video asset management system, the KIT Video Platform, which we unveiled at the IBC Conference in Amsterdam 2 weeks ago. The KIT Video Platform is available in 2 editions, KIT Cloud and KIT Cosmos, and addresses the diverse needs of the market.

The KIT Video Platform gives media and entertainment companies, network operators, and non-media enterprises a comprehensive and highly flexible platform solution to produce, manage and deliver live and on-demand socially enabled broadband TV deployment. This was the most significant product release in the company's history and marks the culmination of over a year of internal development and innovation, as well as the integration of best-of-breed elements from recently acquired industry-leading platform technology. The KIT Video Platform further positions our company as a driving force in the global transformation to multiscreen broadband TV for Tier 1 customers.

A key component of our new video platform is our Connected Device Framework, which is designed to help organizations simplify the process of delivering unified socially enabled video experiences across multiple Internet-connected devices, including connected TV, game consoles, set-top boxes, smartphones and tablets. With IP network-connected devices expected to outnumber people 2:1 by 2015 and mobile subscribers expected to grow to nearly 4.9 billion worldwide in 2013, it's critical that video service providers have efficient and cost-effective solutions for supporting the range of devices audiences use to access video.

However, a lack of common standards across device platforms is making it increasingly difficult to deliver high-quality, consistent and secure video applications across the growing range of device environment. KIT digital, with the support of our growing number of industry partners, has addressed these challenges head-on with our fully integrated and already-proven Connected Device Framework.

Now I'd like to turn the call back over to Kaleil to discuss our current outlook for the remainder of the year and 2012.

Kaleil D. Isaza Tuzman
Chairman and Chief Executive Officer
Thanks, Alex. As Alex illustrated, through this raise, we're looking to prepare ourselves for certain client and sales channel opportunities, and particularly with examples like LG Electronics and Liberty, which are actually incremental in certain cases to our original 2012 business plan and guidance.

So in terms of our near-term outlook, with these incremental deals and our closeness to the end of the quarter and the year, in fact, we've become even more comfortable socializing, as I said earlier in the call, that we'll meet or exceed our Q3 2011 revenue expectation of at least $61 million, as well as our EBITDA estimates both for Q3 and our revenue and EBITDA projections for the entirety of 2011.

KIT digital, Inc. - Shareholder/Analyst Call

We recognize the questions we received over time about our ability to eliminate below-the-line charges in order to show clear and easy-to-understand financial results, but nothing changes here with respect to this raise. It's important to be clear that the raise does not at all occlude our ability to show clean numbers through the current Q3 and the rest of the year or beyond. It simply shows up as a financing event on the P&L. Also, we followed through with our promise to get the remaining restructuring integration charges through the P&L. We booked the vast majority of the remaining charges for restructuring, integration, M&A in Q3, which we socialized will be in total of around $3 million. I think we said around $2 million for the restructuring and integration charges component, and around $1 million for the M&A part. We also, as you know, from our news from a few months ago, settled out remaining earn outs related to a number of deals in the past. So our capital structure is quite clean now. Our fuller reporting dynamics should be very clean. As I said, there were minimal charges in Q3, and there would be a completely clean Q4 as we expect it today. I'd also like to point out that the days sales outstanding, an area that people have asked questions about as well, are running in line with our historical range, no deviance there, and we also have not experienced any collection issues.

We've also, as I said, grown more comfortable with our revenue outlook. Near term and long term, we have a positive bias to 2012. We said 2012 would be $300 million in revenue next year. We're still formally sticking to that guidance. We've also said that we would exit 2012 running in the 30-ish percent EBITDA margin on a monthly basis by the end of the year, and we're sticking to that. At this point, again, all of this framed in a positive bias.

In closing, I'd like to reiterate that we are today the largest player in the software base for the asset management industry, no matter how you look at it -- revenue, geographical perspective, client roster perspective, depth of product capability, balance sheet, etc. And I think now, with this more solid and broad financial base as a result of this raise,, and our operations generating strong cash flow to support our goals, we’re ready to realize strong growth over the coming year.

So with that, I'd like to open the call to your additional questions. Hopefully, we have tackled a bunch of the ones that are on top-of-mind. But it looks like we still have up to about 20 minutes to address additional questions. So, operator, please provide our callers the instructions for Q&A. Thanks.

Question and Answer

Operator
[Operator Instructions] And our first question is from the line of Richard Fetyko with Janney Montgomery Scott.

Richard Fetyko
Janney Montgomery Scott LLC, Research Division
Curious about these large deals that you are working on. Who is your competition, typically, in these large deals? And which verticals are these large customer opportunities in, and what geographies?

Kaleil D. Isaza Tuzman
Chairman and Chief Executive Officer
Sure. I'll maybe tackle a part of that, Richard, and then pass it to Gavin in terms of addressing verticals and geographies. From a competitive perspective, we still have the same kind of direct competitors, product size software capabilities that are listed on our competitive landscape slide, available off of our website in our corporate presentation. We see companies like Arvato Mobile. We see companies like Deltatre in the sports area. We see companies like thePlatform, a subsidiary of Comcast, although my humble opinion is, over time, you'll see thePlatform's work get more subsumed into the Comcast, kind of corporate priorities. We see companies on the enterprise side, like Qumu and Kontiki, occasionally. So we have a number of those competitors listed. As a nod to Wall Street, less so as reflective of our day-to-day reality, we put on that slide, as well, companies like Kaltura and Brightcove, which we are aware is out to do a potential IPO, and Ooyala and others. We have great respect for those players. They're from our perspective in a kind of an adjacent or parallel space. We don't face them: some of them not at all, some of them very, very rarely. I think, to Gavin's point, what's happening now is that we're effectively graduating into a new tier of commercial reality, which is quite exciting, but introduces, as you know from this raise, some required action, some of which is painful, in that we're effectively competing, in certain cases, against custom builds, against Accenture or Atos Origin or Alcatel-Lucent and others coming in and saying, "You've been with -- we're doing business transformation work with you across" -- I was with a telco operator in Asia a couple of weeks ago that provides over $1 billion of revenue to IBM per annum, for example, across their entire activities in a number of countries. So these large players are coming in saying, "We have a large master contract with you. You trust us. We're going to be around. We'll survive the recession, and we'll build this for you. Sure, it'll cost $40 million more, because we don't actually have a product,” which is the between the lines message, “but we're a trusted vendor.” That is probably the most common competition now. It offers a lot of opportunity though, because on some days, as Gavin said, you're kind of walking with the elephants, competing directly with the RFP around an IP video platform. And in other cases, you're subbing into them, and you're playing both sides of the street. But even when you sub into them, those large companies, like your Atos Origins, your IBMs, your Accentures, your Ericssons, etc, they have their own requirements. In fact, some of them even more stringent around their subcontractors and vendors' liquidity and they require L/Cs, et cetera. So this really solves both of those situations. And as I said, it's a graduation into a new tier. Gav, you want to take the second part of the question, from the verticals and geographies?

KIT digital, Inc. - Shareholder/Analyst Call

Gavin Campion
President, Director and Member of Technology & Product Development Committee
Yes. I think you said it very well from a competitive set. Richard, as you know, we run 3 regions and 3 verticals, our verticals being the network operators, the media and entertainment and the enterprise vertical. We're getting better and better at managing that matrix and taking on specific verticals, and indeed, now we're into sub-verticals in different regions. I think Alex and his team have done a fantastic job with the open infrastructure, the open architecture of our platform to allow us to quickly product-ize components of our platform to hit particular verticals in particular markets. And Alex's team have also recently launched all of our marketing collateral, sales collateral, sales tools, demos and everything to support that, so we can really get into a subcategory go-to-market plan in different regions. As I said when I was talking earlier, we are still seeing the major broadcasters, the major networks operators being the core of our pipeline. But I don't want to forget the other areas that we are successful: the enterprise vertical is still charging ahead for us. It's often a little bit simpler in terms of its functionality. But using the same platform, that really just means expanded margins for us. I don't know, Richard, if you want me to drill into any particular areas?

Richard Fetyko
Janney Montgomery Scott LLC, Research Division
Not especially. I was just curious if some geographies, perhaps, had bigger opportunities than others. I know you've launched a pretty large deal in China. And I'm just curious if Asia-Pac, Latin America or EMEA and North America were perhaps the larger deal opportunities...

Kaleil D. Isaza Tuzman
Chairman and Chief Executive Officer
Richard -- yes, I would say in general, and, Gavin, feel free to, of course, correct, that our emerging markets opportunities are very strong. What we've got is a leapfrogging element that Gavin referred to earlier, where you don't have the ego battle internally around CapEx that's already been deployed. We also, in many cases, really don't have serviceable national copper infrastructure. So you have decisions that are being made in places like China and India, Brazil and Russia, where you have massive network deployments around IP and around premium content through IP that you wouldn't see at the same scale and at the same pace as in some of the developed markets. I think it's also important to note that we're getting to a tipping point now where the emerging markets are. We're getting to almost the same size as developed markets on a global basis. And remember, the U.S. is 22% of the global economy. So I think it's important for us to be spread out. Everyone's consuming premium content around the world. Much of it is produced by Hollywood studios, but the consumption and the network and the deployment of the software is really a global affair. And I would say, as with the '08-'09 recession, what's happened is we've been also somewhat protected as a company by our exposure to a lot of different zones and some higher growth zones, where some of our competitors are absent.

Operator
The next question is from the line of Darren Aftahi with the Northland Securities.

Darren Aftahi
Northland Securities Inc., Research Division
Just one quick question. Could you perhaps quantify the tangible and visible opportunities that relate to this specific financing?

Kaleil D. Isaza Tuzman
Chairman and Chief Executive Officer
Well, embedded in this conference call is some pretty material news that we refer to with respect to the expansion of our relationship with AT&T, which is an extension and an expansion of that relationship. I think there are other opportunities, some of which have just been announced, some of which we would announce in the near future, where you've got a direct tie-in into what we just did. And we have a major opportunity, as recently as a number of hours ago last night, where we had a Tier 1 global client asking for our financials to meet their requirements. And we were obviously able to show them today a much better picture. LG Electronics and Liberty Global, opportunities that are now real commercial, revenue-generating opportunities which Gavin referred to, are directly tied into our ability to give comfort along the lines of our balance sheet. And I think you'll have ones that are coming down the pike as well that we'll be able to articulate the connection with. I would say, just to give you a sense of the numbers, if you have one $10-million per annum opportunity that closes as a result of having the additional financial wherewithal, the contribution from that, given the scalability of our model and the expanding operating margin, makes this raise accretive, from an EPS perspective. We're not, as I said, formally changing our guidance at this time because we've just given guidance, and we think that, given the macro environment, that's prudent. But clearly, you can hear in the messages that we're delivering why we felt like it was important to kind of face the fire and do this raise.

KIT digital, Inc. - Shareholder/Analyst Call

Darren Aftahi
Northland Securities Inc., Research Division
So if I was hearing, I think it was Gavin, correctly, this is a follow-up question: some of these large deals you've recently announced and then kind of the renewal with AT&T, is it fair to say -- I'm not necessarily want to peg you to a timeframe, but let's say over the next 3 years, on an annual basis, I've heard the figure, 9 figures. Is that an accurate statement, even at the low end? That's potential opportunity here?

Kaleil D. Isaza Tuzman
Chairman and Chief Executive Officer
I think our point there is that, if you take Liberty Global, for example, you have a multiyear rollout of an IP-based or an OTT-oriented access served to end customers. A couple of years ago that would have been something that was vague and somewhat experimental. It wouldn't have been probably merchandised as much. Now, you have the CEO of Liberty Global making a major announcement about it, and they're pushing it across a number of countries over time. If you look at the billings that can be created from that type of Tier 1 client, even in one territory, and then you look at that growing over time, I don't think it's unreasonable, as we just said on the call, that over a matter of a few years, you have some of these opportunities getting into the 9 figures. I think, if I would have said two years ago that we would be having 8-figure clients, which we now have, it would have looked equally aggressive. We keep using this word ‘core.’ And in OTT and premium contentß delivered over IP generally is moving to the core methodology over the next, I would say, 5 to 10 years, some places, earlier, for delivering premium content to end consumers, as opposed to an extension or a complement. And as that happens, we would hope and expect to be a core vendor, in the same way that some companies today are core VOD vendors and to MSOs, for example, and are massive multiples of our size because they were able to do that in the traditional visual environment.

Operator
The next question is from the line of Murray Arenson with BGB Securities.

Murray J. Arenson
BGB Securities, Inc., Research Division
I wanted to ask you -- maybe you can speak to LG, Liberty Global, if there's any other ones you want to draw on. I know these are deals that you've been working on for a period of time. I'm wondering if you could put those into perspective of to what extent those were deals that were active through an acquired entity and you just brought those to fruition, and to what extent those are organic growth and those are the sorts of deals that KIT digital will be doing going forward.

Kaleil D. Isaza Tuzman
Chairman and Chief Executive Officer
It's a mix, Murray. So you've got, for example, LG Electronics was a relationship that was sourced and cultivated through Steve Chung and his team at Asia-Pacific. Steve, obviously, formerly one of the key executives of CDNetworks and a lot of experience over the years in working in Northeast Asia and with the consumer electronics manufacturers, in particular. And you know we expect to do additional work. Alex referred to the connected device framework. Obviously, you've got a few biggies in this category, right? You've got your Samsungs, your LGs, your Panasonics, your Sonys, etc, and we would hope to do additional business in that area. So that's been an initiative that definitely did not come through acquisition. I think your use of the word organic there, I would take a bit of an issue with, because obviously once we own something we do have to go and sell. It doesn't happen automatically. But in short, I think I understand your meaning. And the Liberty Global relationship, there was actually a relationship prior the acquisition of ioko, but really the substance and the scale of that relationship that we've been able to build on, and thanks to the team that came into ioko, Mark Christie, Scott Sahadi and others.. And then the AT&T relationship, obviously, is one that originated with the ioko acquisition. I would take this opportunity to point out on the integration front that we are now effectively fully integrated from an internal ERP perspective, pipeline management, client services, quality control, governance, org chart, etc. And Scott Sahadi, who's now our Chief Strategy Officer, taking on the role of making sure that integration was where it needed to be. And so I think today, we could find there's really cross-disciplinary effort, and what entity you came in from is not relevant. We are part of the KIT digital family now and we're trying to push the ball down the field.

Murray J. Arenson
BGB Securities, Inc., Research Division
Yes, it does. Let me ask one follow-up, if I can. On the Liberty deal, I thought this is a good one to dig into a little bit. It's obviously a Tier 1 client as you indicated, and it draws from cable infrastructure as well as from over-the-top and integration thereof. And I wonder if you can just give a little additional granularity on where your role is within that and to what extent it crosses over into each of those parts and integrates with each of those parts, from the traditional cable infrastructure to the over-the-top and across the range there?

KIT digital, Inc. - Shareholder/Analyst Call

Kaleil D. Isaza Tuzman
Chairman and Chief Executive Officer
Sure. I don't want to venture into a territory that's more appropriately addressed by the client. But what I can tell you is that, in general, what you're finding is that we're really serving as the bridge between the two, between providing the service delivery platform that serves as the bridge between the traditional infrastructure and the content management layer for the over-the-top deployment. I think what you'll find, over time, is that the traditional infrastructure will end up, in my view, getting replaced and subsumed. I think there are certain companies that are very focused on providing the hardware infrastructure on the VOD side and on the delivery side and even lot of hardware-focused conditional access companies that provide the right solutions in a traditional infrastructure for these MSOs, that they could be entirely replaced, as you look forward. I mean, if you look at conditional access, it’s really going towards remotely hosted, standard IT infrastructure, DRM solutions. We’ve gone from a kind of a Fort Knox approach in that category to a just enough approach in that category as it comes -- becomes more and more about tracking. There's an entire endemic risk, I think, in that industry. So now you're forming a bridge. I think, over the longer-term matter of years, you have the potential to replace, which goes to the essence of this call, which is we will now beginning to, as Gavin has been calling it, walking with the elephants. And we need to be -- we're being asked to grow up more quickly, as a company, than we had anticipated. And in part, that has effect across the board, from a commercial perspective, from a manager perspective, from a shareholder perspective. I think our shareholder make-up probably changes over time, moving into a new category, and we need to take the actions and bite the bullet, where necessary, to put ourselves in a position to succeed there.

Operator
The next question is from the line of Robert Coolbrith with ThinkEquity.

Robert Coolbrith
ThinkEquity LLC, Research Division
A few questions. First of all, you've mentioned that some of the deals that may be incremental to the 2012 plan. Is there anything that you've announced publicly at this point, in fact, incremental to 2012? Follow-up question on AT&T, what you referred to as both an extension and an expansion. How is that an extension? And does the extension include mobile? And then I have one other quick follow-up.

Kaleil D. Isaza Tuzman
Chairman and Chief Executive Officer
Sure. On the first part of your question, the LG Electronics relationship and, in general, I would say, our consumer electronics kind of connected TV or Smart TV strategy was not something that we counted on for our 2012 plan. I think it's relatively binary. There's only 4, 5 major players, and we're extremely excited, excuse me, to have gotten to the #2 or #3 global manufacturer of Smart TVs, depending on the market you look at. But we couldn't count on that, that would happen. And part of it, again, has to do with our own condition as a partner or vendor. So I think that's an area where it's fair to say it's incremental to our plan, and I think there are elements of the expansion, some of these other relationships we've announced, that were not fully contemplated either. With respect to your second question, I think we're going to take a pass on giving you full level of detail on AT&T. We want to make sure that we get the right approval from the client. This is very, very fresh news, and so we've articulated I think what we feel comfortable with at this time. I think it's in our best commercial interest to leave it at that.

Robert Coolbrith
ThinkEquity LLC, Research Division
Okay. And the follow-up would just be -- obviously, there's a lot of activity and a sense of urgency among network operators and entertainment companies, just wondering what you're seeing or if you could also give us an update on the revenue split between enterprise versus everything else, and if you're beginning to see any slowdown in enterprise IT-type investments or if they are still full steam ahead?

Kaleil D. Isaza Tuzman
Chairman and Chief Executive Officer
Yes. I think by enterprise, you mean non-media. It's a bit countercyclical. Gavin and I were just talking about this the other day, that there's an opportunity in an environment like this to go for cost-savings type of pitches that we did in '08 and '09 for the enterprise customers that can rotate off more expensive infrastructure. You've got obviously very antiquated, satellite-based closed circuit TV systems that are used by global enterprises. And then you also have very expensive, like Cisco teleconferencing equipment or video conferencing equipment. So an opportunity for cost savings pictures -- I don't think we'll have a slowdown in that category. We have -- we didn't in '08, '09. In fact, it was a category that probably, at the margin, was even perhaps a higher grower. Herbalife just renewed with us in that category, I think, in part, based on those types of arguments that I just presented. Gavin, I don't know if you want to give any more color on our enterprise category.

Gavin Campion
President, Director and Member of Technology & Product Development Committee
I think you've covered it well. It's something we are very focused on. The solutions run through obviously our platform. I think they tend not to be quite so feature-rich or have the kind of SI component to them. They're definitely high-margin for us. And the cost-savings style pitch works well for us, but there are many pitches that work well for us in this category. It's not just save on sending sales people on aeroplanes. There's a lot of improving communication, improving training focus in companies around the world at the moment and trying to ensure quality communication around the world. So it's really a vertical for us that has propositions that all seem to be working well in the marketplace at the moment. It's also very good margin work for us.

KIT digital, Inc. - Shareholder/Analyst Call

Operator
The next question is from the line of Philip Anderson with Pinnacle Funds.

Phil Anderson
Hey, Kaleil. Early in your prepared remarks, you gave us a lot of information. I might have missed this, but you said something along the lines of that even one of the larger prospects, which are in the mix now, is, in effect, lubricated by this financing and can be brought to closure, that the deal becomes accretive. How many of these "larger prospects" might be kind of circling around us now?

Kaleil D. Isaza Tuzman
Chairman and Chief Executive Officer
I would say, on a global basis, you've got certainly in excess of a half a dozen of the type of opportunities that we're referring to in that context.

Phil Anderson
And again, to be -- just so I'm clear in my mind. If any one of these were to land, the deal becomes accretive in the near term.

Kaleil D. Isaza Tuzman
Chairman and Chief Executive Officer
Yes, if any of those types of opportunities would have closed. We wouldn't have otherwise either been able to get in the door, with respect to requirements of liquidity. Given the contribution opportunities, absolutely.

Phil Anderson
And considering that these deals may have come to kind of the forefront in the last few weeks, which I think you had touched on earlier, to what extent, if any, might these deals have been baked into to 2012 expectations? Or where would they be perhaps additive, should any of them be realized?

Kaleil D. Isaza Tuzman
Chairman and Chief Executive Officer
Yes. To be clear, I wouldn't say it surfaced in the last few weeks. I mean, we've been, for months, looking at different alternatives, balance sheet-wise, in terms of straight debt and convertible debt, which definitely would have been a worse option, L/Cs and so forth. So it's not as if it happened overnight, but I think what happened is we just realized we've come to the end of the road and out of alternatives. And we're starting to play a little bit of a game of roulette that we didn't feel comfortable with, in terms of losing opportunities going forward and perhaps even creating discomfort in existing pitches and so forth. So I'd say the answer would be a mix. I'd say some -- there is a bit of defense in the move, in terms of it's a tough economy out there. We know that a lot of other smaller vendors are getting even greater scrutiny. Some of them have a benefit. Part of it is that differentiating defense in terms of protecting your existing client base and pitches, and then part of it is, as we've referred numerous times in this call, is opening up doors to incremental opportunities that we wouldn't have had access to otherwise.

Phil Anderson
How quickly can one of these deals ramp? You mentioned -- maybe you come to a $10-million item with a 70%-plus contribution margin. How long can it be -- how long does it take for new deals to ramp until it becomes a $8 million or $10 million item?

Kaleil D. Isaza Tuzman
Chairman and Chief Executive Officer
I would say, realistically, 6 to 12 months. There are certainly different LAN speeds. If anything, generally, clients are compressing the kind of margin. We used to go through an alpha period and control test it with a couple thousand customers and so forth. And now it's so competitive, as you have this global face-off going on between the telcos and MSOs, the major broadcasters, the consumer electronics manufacturers. Everyone realizes they now can have privity with the end client, with respect to premium content. So it's kind of an all-bets-are-off environment. We are aiming to be the arms dealer at all of those categories. So increasingly, you're getting quicker ramp requests. But I'd say, realistically, that's the type of ramp. And that's why we're not sitting here just dramatically changing -- for certainly, our 2011 guidance and for 2012, you can see the positivity surrounding that. But we've also tried to be prudent with respect to how we articulate the guidance right now, given that we're still in September.

Phil Anderson
Right. And on the subject of guidance, considering that the new quarter starts in a week and a half, how much of revenue visibility does the company typically enjoy when it starts a new quarter?

KIT digital, Inc. - Shareholder/Analyst Call

Kaleil D. Isaza Tuzman
Chairman and Chief Executive Officer
Our visibility is obviously very high, going quarters in advance. That's why for the last 4 years, we've given guidance for the year starting the year. And we've stuck to that guidance throughout the year. We've adjusted it upwards based on acquisition, for example. But there's a perfect track record there, in terms of not adjusting the guidance during the year, which I think is pretty rare. So that's due to the high degree of visibility in our business and the core returning revenue element to it.

Phil Anderson
Last question. Considering this tsunami of business which is coming your way, how is the company staffed to handle this? And are there people available in the jurisdiction, not jurisdictions, but geographies where you are, that if you need to hire to need, those people are available to the company?

Kaleil D. Isaza Tuzman
Chairman and Chief Executive Officer
We're pretty conservative. And you can hear on this call, the impact sometimes is the negative effect of being conservative. But we tend try -- to try not to hire too far ahead of these opportunities. We do have variable resources in our services area. In the past, in a couple distinct local geographies, we've acquired small teams. Our -- we've had partnerships where we can swap in deployment resources. So we're quite scalable from an R&D and a core product support perspective. From the services and implementation, user interface design, the 30% of our revenues, it's the pure play of services that, again, commands such respect and loyalty from the client but involves obviously -- substantially, your cogs there are people. We try to keep as high utilization rate as possible and try to hire against opportunities as they come in, as opposed to ahead of those opportunities.
Operator
At this time, this concludes our question-and-answer session. I would now like to turn the call back over to Mr. Isaza Tuzman. Please go ahead, sir.

Kaleil D. Isaza Tuzman
Chairman and Chief Executive Officer
I'm aware we're 5 minutes over, so I'll leave it at that. And as is customary, we conclude the call by giving our personal contact information. We are available to you as much as possible, probably 24/7 overall, given time zone and travel.

I'm on Kaleil, K-A-L-E-I-L, @kitd.com; Gavin's on G-A-V-I-N @kitd.com; Robin's R-O-B-I-N, @kitd.com; alex@kitd.com and scott@kitd.com. So we look forward to hearing from you. Thank you.

Operator
Ladies and gentlemen, before we conclude today's call, I would like to take a moment to read the company's Safe Harbor statement. During this call, management made certain forward-looking statements related to the businesses of KIT digital, Inc., which can be identified by the use of forward-looking terminologies such as believes, expect, plans, intends, anticipates and variations of such words or similar expressions. But their absence does not mean that the statement is not forward-looking. Statements from this announcement that are forward-looking includes, but are not limited to, statements made by management regarding the ability to secure greater opportunities and the company is on track to meet or exceed our Q3 and full year 2011 and 2012 guidance. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development and commercialization, integration of acquired businesses, the ability to obtain or maintain patent and other proprietary intellectual property protection, target acceptance, future capital requirements, regulatory actions or just delays, competition in general and other factors that may cause actual results to material difference from those described herein. Certain of these risks and uncertainties are or will be described in greater detail in our public filings with the U.S. Securities and Exchange Commission as such as required by the U.S. federal securities laws. Kit digital is not under obligation to or expressly disclaims any such obligation to update or alter the forward-looking statements, whether as a result of new information, future events or otherwise. I would like to remind everyone this presentation will be available for replay via telephone through October 20, 2011, starting at this afternoon at 2:00 p.m. Eastern Time. Please follow the instructions in the previously released conference call announcement. This concludes today's call. Thank you, ladies and gentlemen for joining us today on your presentation. You may now disconnect.

KIT digital, Inc. - Shareholder/Analyst Call

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